 EXHIBIT 99.1

Hallador Energy Company Reports Full-Year 2020 Financial and Operating Results

TERRE HAUTE, Ind., March 9, 2021 -- Hallador Energy Company (NASDAQ – HNRG) today reported net loss of $6.2 million, ($.20) Per Share, Bank Debt reduced by 24%, $42.4 million, in 2020.

Brent Bilsland, President and Chief Executive Officer, stated, "I am proud that our company created $52.6 million of positive cash flow, paid down 24% of our bank debt and successfully extended customer contracts all during a global pandemic which dramatically reduced energy consumption.”

●	We generated $52.6 million in operating cash flow during the year which we utilized to pay down our bank debt by $42.4 million.

○	As of December 31, 2020, our bank debt was $137.7 million, bringing our liquidity to $51.8 million and our leverage ratio to 2.68X, within our covenant of 3.5X.

●	Shipments totaled 6.0 million tons.

○	Extended customer contracts with multiple customers.

●	2020 production costs were $31.07/ton which were slightly higher than 2019 costs of $30.69/ton, despite at times having 25% of our workforce quarantined due to possible COVID-19 exposure.

○	Oaktown costs over that same period were $29.84 and $28.35.

Solid Sales Position Through 2022

●	We expect to add to our strong forward contracted sales position as the markets recover later this year.

	Contracted	Estimated
	Tons	Priced
Year	(millions)*	per ton
2021	5.1	$39.40
2022	5.1	$39.25
	10.2

*     Contracted tons are subject to adjustment in instances of force majeure and exercise of customer options to either take additional tons or reduce tonnage if such option exists in the customer contract.

The table below represents some of our critical metrics (in thousands except for per ton data):

	December 31,
	2020	2019
Net loss	$(6,220)	$(59,854)
Total revenues	$245,295	$323,462
Tons sold	5,968	8,070
Average price per ton	$40.56	$39.34
Bank debt	$137,738	$180,150
Operating cash flow	$52,576	$38,243
Adjusted EBITDA*	$53,501	$68,761
Adjusted Free Cash Flow **	$27,595	$29,755

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*Defined as EBITDA plus stock-based compensation and ARO accretion, less the effects of our equity method investments and Hourglass Sands.

**Defined as net income plus deferred income taxes, DD&A, ARO accretion, and stock compensation, less maintenance capex and the effects of our equity method investments.

EBITDA, adjusted EBITDA, and adjusted free cash flow should not be considered alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing EBITDA, adjusted EBITDA, and adjusted free cash flow may not be the same method used to compute similar measures reported by other companies.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial and analytical framework upon which management bases financial, operation, compensation, and planning decisions, and (iii) present measurements that investors, rating agencies, and debt holders have indicated are useful in assessing our results.

Reconciliation of GAAP "net income" to non-GAAP "adjusted EBITDA" (in thousands).

	December 31,
	2020	2019
Net loss	$(6,220)	$(59,854)
Income tax benefit	(2,658)	(22,347)
Loss from Hourglass Sands	270	540
(Income) loss from equity method investments	(1,054)	527
DD&A	39,636	48,554
Asset impairment	1,799	77,882
ARO accretion	1,381	1,272
Loss (gain) on disposal of assets	38	(90)
Unrealized gain on marketable securities	(14)	(593)
Interest Expense	13,030	15,998
Other amortization	5,760	5,039
Change in fair value of fuel hedges	322	-
Stock-based compensation	1,211	1,833
Adjusted EBITDA	$53,501	$68,761

Reconciliation of GAAP "net income" to non-GAAP "adjusted free cash flow" (in thousands).

	December 31,
	2020	2019
Net loss	$(6,220)	$(59,854)
(Income) loss from equity method investments	(1,054)	527
Deferred income tax benefit	(2,060)	(21,822)
DD&A	39,644	48,572
Asset impairment	1,799	77,882
ARO accretion	1,381	1,272
Deferred financing costs amortization	2,296	2,095
Change in fair value of interest rate swaps	68	2,186
Change in fair value of fuel hedges	322	-
Loss (gain) on disposal of assets	38	(90)
Maintenance capex	(9,755)	(22,488)
Stock-based compensation less taxes paid	1,136	1,475
Adjusted Free Cash Flow	$27,595	$29,755

Conference Call

As previously announced our earnings conference call for financial analysts and investors will be held on Tuesday, March 9, 2021 at 2:00 pm eastern time.  Dial-in numbers for the live conference call are as follows:  Toll-free (888) 347-5317; Canadian Callers Toll-free (855) 669-9657; Conference ID #: Hallador Energy Company HNRG Call.

An audio replay of the conference call will be available for one week. To access the audio replay, dial US Toll-Free (877) 344-7529; Canada Toll-Free (855) 669-9658 and request to be connected to replay access code 10152722.

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

Contact:	Investor Relations
Phone:	(303) 839-5504